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                                                                      EXHIBIT 23


                           [CROWE CHIZEK LETTERHEAD]

                         REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
Commercial National Financial Corporation
Ithaca, Michigan



We have reviewed the consolidated balance sheet of Commercial National Financial Corporation as of March 31, 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the quarters ended March 31, 2000 and 1999. These financial statements are the responsibility of the Corporation's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                           /s/ Crowe, Chizek and Company LLP
                                           Crowe, Chizek and Company LLP


South Bend, Indiana
April 27, 2000